UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 19, 2014

Kennametal Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-5318	25-0900168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Headquarters 1600 Technology Way P.O. Box 231 Latrobe, Pennsylvania	15650-0231
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 539-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2014, the Board of Directors (the “Board”) of Kennametal Inc. (the “Company”) elected Jeswant Gill, age 51, to serve as Vice President and Executive Vice President, Industrial Business Segment and also elected James Kohosek, age 55, to serve as Vice President and Executive Vice President, Infrastructure Business Segment. Mr. Gill’s election will be effective June 9, 2014 and Mr. Kohosek’s election will be effective July 1, 2014. Mr. Gill and Mr. Kohosek will report to Kennametal Chairman, President and Chief Executive Officer Carlos Cardoso.

In the role of Vice President and Executive Vice President, Industrial Business Segment, Mr. Gill will lead the Company’s Industrial Business Segment responsible for global growth in diverse industries served by the Company’s metalworking solutions and services.

Mr. Gill will be assuming the function as successor to John R. Tucker, who has served as the Vice President and President, Industrial Business Segment since December 2010 after having been with the Company since October 2008 in various executive management roles. Mr. Tucker is retiring from the Company effective January 1, 2015.

Prior to joining the Company, Mr. Gill served as Vice President, Global Services Industrial Technologies, at Ingersoll-Rand Company. Previously, Mr. Gill was President of Ingersoll-Rand’s Security Technologies business in the Asia-Pacific region. He also has held leadership positions in Asia and North America with Invensys PLC and Johnson Controls Inc. Mr. Gill brings more than 25 years of industry experience to the role.

In the role of Vice President and Executive Vice President, Infrastructure Business Segment, Mr. Kohosek will lead the Company’s Infrastructure Business Segment, having global responsibility for growth of the Company’s engineered products and life-extending surface technologies for customers in earthworks, energy and process industries.

Mr. Kohosek currently serves as Vice President of the Company’s Global Surface Technologies business unit. Previously, Mr. Kohosek served as Vice President for the Global Transportation business unit and the General Industrial business unit. Before joining Kennametal, Mr. Kohosek was Vice President and Chief Finance Officer of Ingersoll-Rand Company’s Industrial Technologies business. Mr. Kohosek brings over 30 years of experience in the industry.

In connection with (1) Mr. Gill’s appointment to the position of Vice President, and Executive Vice President, Industrial Business Segment; and (2) Mr. Kohosek’s appointment to the position of Vice President, and Executive Vice President, Infrastructure Business Segment, Mr. Gill and Mr. Kohosek will each execute the Company’s current standard form of Employment Agreement (the “Employment Agreement”) for executives and the Company’s standard Indemnification Agreement.

The Employment Agreement generally requires our executives to devote their entire time and attention to the business of the Company while they are employed by the Company. The agreement does not specify any term, nor does it specify the executive officer’s base salary, size of bonus award, if any, or any other compensation for services (all of which are determined and periodically reviewed by our Compensation Committee).

Pursuant to the terms of the Employment Agreement, each executive officer must assign to the Company all inventions conceived or made during his employment with the Company. The Employment Agreement also includes certain restrictive covenants (including a covenant which generally prohibits the executive from working for any competitor of the Company for a period following their separation from employment and disclosure of confidential or proprietary information concerning the Company).

The Employment Agreement may be terminated by either party at any time, for any reason or no reason at all; provided, that the Company may only terminate an executive officer’s employment with the approval and authorization of our Board. If, with Board authorization, the Company terminates an executive officer’s employment prior to a “change in control” (as defined in the Employment Agreement”) and not for “cause” (as defined in the Employment Agreement), the executive will be entitled to 12 months severance in the form of salary continuation. Executive officers are not entitled to severance under any other termination scenario outside of a change in control context.

Pursuant to the terms of the Employment Agreement, if an executive’s employment is terminated upon a change of control or within three years after a change in control, either by the Company other than for cause or by the executive for “good reason” (as defined in the Employment Agreement), the executive will be entitled to severance pay (calculated in accordance with a formula set forth in the Employment Agreement) and continued medical, dental, disability and group insurance benefits.

The Employment Agreement also includes a “best-net” severance provision, whereby severance is capped to prevent the imposition of the excise tax on severance payments imposed by the Internal Revenue Code unless the executive would be in a better economic position by receiving the full severance such person is entitled to under the Employment Agreement and paying all taxes including the excise tax. No tax gross-up by the Company of any severance payment is provided by the Employment Agreement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Executive Officer Agreement as of May 2011 (Exhibit 10.1 of Form 10-Q filed May 13, 2011 is incorporated herein by reference)

10.2	Form of Indemnification Agreement for Named Executive Officers (Exhibit 10.2 of the Form 8- K filed March 22, 2005 is incorporated herein by reference)

99.1	Jeswant Gill and James Kohosek Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.

Date: May 20, 2014	By:	/s/ Kevin G. Nowe
Kevin G. Nowe
Vice President, Secretary and General Counsel